Filed Pursuant to Rule 424(b)(3)

Registration No. 333-211513

NortonLifeLock Inc.

60 E Rio Salado Parkway, Suite 1000

Tempe, Arizona 85281

(650) 527-8000

Prospectus Supplement No. 12

(to Prospectus dated July 26, 2019)

This Prospectus Supplement No. 12 supplements the prospectus, dated July 26, 2019 (the “Prospectus”), which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on August 6, 2019, and which forms a part of our Post-Effective Amendment No. 3 to our Registration Statement on Form S-3 on Form S-1 (Registration No. 333-211513). This Prospectus Supplement No. 12 is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our current report on Form 8-K/A, filed with the Commission on November 12, 2019 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement No. 12.

The Prospectus and this Prospectus Supplement No. 12 relate to the registration of $500,000,000 in aggregate principal amount of our 2.500% Convertible Senior Notes due 2021 (the “notes”) and the shares of our common stock, par value $0.01, issuable upon conversion of the notes for resale by the selling securityholders identified in the Prospectus.

This Prospectus Supplement No. 12 should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 12 supersedes the information contained in the Prospectus.

The notes are not listed on any securities exchange. Our common stock is listed on the Nasdaq Global Select Market and trades under the symbol “NLOK.” On November 12, 2019, the closing sale price of our common stock was $24.20 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 7 of the Prospectus, as well as those risk factors contained in the accompanying prospectus supplements and the documents included or incorporated by reference herein or therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 12 is November 12, 2019.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 7, 2019

NortonLifeLock Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000, Tempe, AZ	85281
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	NLOK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On November 7, 2019, NortonLifeLock Inc. (the "Company") filed a Current Report on Form 8-K to report, among other things, the appointment of Vincent Pilette as the Company's Chief Executive Officer. The Company is filing this Form 8-K/A as an amendment (Amendment No. 1) to the aforementioned Form 8-K to disclose the details of Mr. Pilette's equity award, which was granted in connection with his appointment but was not determined at the time of the initial filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2019, the Board of Directors of the Company approved a grant to Mr. Pilette of time-based restricted stock units ("RSUs") with a total value of $2,000,000 pursuant to the terms of the Company's 2013 Equity Incentive Plan and subject to the standard terms and conditions of the Company's form of RSU award agreement. Such grant will be made in accordance with the Company's standard equity grant practices. These RSUs will vest in full on December 31, 2020, provided Mr. Pilette continues to serve as the Company's Chief Executive Officer on the vesting date. Mr. Pilette will be entitled to pro-rated vesting on the RSUs if he is terminated by the Company other than for cause prior to the vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NortonLifeLock Inc.

Date: November 12, 2019	By:	/s/ Scott C. Taylor
Scott C. Taylor Executive Vice President, General Counsel and Secretary